Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization	Direct or Indirect Ownership Interest by Company
Canterbury Laboratories, LLC	DE	100%
Hygeia Therapeutics, Inc.	DE	100%
Diffusion Pharmaceuticals LLC	VA	100%